Exhibit 3.01(b)

                             ARTICLES OF AMENDMENT
                                       OF
                            INTERACTIVE MAGIC, INC.

         Pursuant to Section 55-10-06 of the North Carolina General Statutes, corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

         1. The name of the corporation is Interactive Magic, Inc.

         2. The following amendments to the Articles of Incorporation of the corporation was adopted by its shareholders on the 30th day of December 1999 in the manner prescribed by Chapter 55 of the North Carolina General Statutes:

         The Articles of Incorporation of Interactive Magic, Inc. shall be amended by deleting the entire text of Article I thereof and substituting in its place the following:

         "The name of the corporation is iEntertainment Network, Inc."

         3. The amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

         4. These articles will be effective upon filing.

            This the 30th day of December 1999.


                                     INTERACTIVE MAGIC, INC.

                                     By: /s/ Michael Pearce
                                        ------------------------------------
                                     Michael Pearce, Chief Executive Officer